Exhibit 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Investor
Relations and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
December 27, 2007
Arch Coal Announces Redemption of Preferred Stock
     ST. LOUIS (December 27, 2007) – Arch Coal, Inc. (NYSE: ACI) today announced that it has called for redemption all outstanding shares of its 5% Perpetual Cumulative Convertible Preferred Stock and will redeem all such shares on February 1, 2008.
     The redemption price payable for each outstanding share of preferred stock is an amount of cash equal to (i) $50.00 per share (which represents 100% of the liquidation preference) plus (ii) all accumulated and unpaid dividends thereon to the redemption date. As of December 24, 2007, there were 84,881 shares of preferred stock outstanding. Holders of preferred stock may also convert their shares into shares of Arch Coal common stock in accordance with terms of the preferred stock at any time prior to 5:00 p.m., New York City time, on January 31, 2008 at a conversion rate of 4.79701 shares of common stock for each share of preferred stock.
     A formal redemption notice has been sent to holders of record of the preferred stock on December 24, 2007. The redemption of the preferred stock and the payment of the redemption price will be made in accordance with the terms specified in the redemption notice and the redemption procedures of The Depository Trust Company. American Stock Transfer & Trust Company will be acting as paying agent in connection with the redemption.
     St. Louis-based Arch Coal is one of the nation’s largest coal producers. The company’s core business is providing U.S. power generators with clean-burning, low-sulfur coal for electric generation. Through its national network of mines, Arch supplies the fuel for approximately 6 percent of the electricity generated in the United States.
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